EXHIBIT 3.2
RESTATED
CERTIFICATE OF INCORPORATION
OF
SALESFORCE, INC.
(Pursuant to Section 245 of the General Corporation Law of the State of Delaware)
Salesforce, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
A.The name of the corporation is Salesforce, Inc. The date of filing of this corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware was February 3, 1999, under the name of salesforce.com, inc. The date of filing of this corporation’s Restated Certificate of Incorporation with the Secretary of State of the State of Delaware was April 4, 2022 (the “Prior Restated Certificate”).
B.Pursuant to Section 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Prior Restated Certificate.
C.The Board of Directors duly adopted resolutions proposing to restate the Prior Restated Certificate, declaring said restatement to be advisable and in the best interests of this corporation and its stockholders, which resolution setting forth the proposed restatement is as follows:
RESOLVED, that the Prior Restated Certificate is hereby restated in its entirety to read in full as follows:
FIRST:    The name of the corporation is Salesforce, Inc. (hereinafter sometimes referred to as the “Corporation”).
SECOND:    The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Zip Code 19801. The name of the registered agent at that address is The Corporation Trust Company.
THIRD:    The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.
FOURTH:    A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is One Billion Six Hundred Five Million (1,605,000,000) shares consisting of:
1. One Billion Six Hundred Million (1,600,000,000) shares of common stock, par value of one-tenth of one cent ($.001) per share (the “Common Stock”).
2. Five Million (5,000,000) shares of preferred stock, par value of one-tenth of one cent ($.001) per share (the “Preferred Stock”).
B. The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series and, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereon. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing the series of Preferred Stock.
FIFTH:    The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:
A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.
B. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.
C. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.
D. A special meeting of stockholders of the Corporation: (1) may be called at any time by either the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President of the Corporation; and (2) shall be called by the Chairman of the Board or the Secretary of the Corporation upon the written request of one or more stockholders of record that (i) Own, or who are acting on behalf of persons who Own, shares representing 15% or more of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote on the matter or matters to be brought before the proposed special meeting, (ii) provide the information regarding such stockholder(s) (and the persons for whom the stockholders are acting, as applicable) and the proposed special meeting and comply with such procedures as shall be set forth in the Bylaws of the Corporation from time to time, (iii) continue to Own, or are acting on behalf of persons who continue to Own, shares representing 15% or more of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote on the matter or matters to be brought before the proposed special meeting for such period as shall be set forth in the Bylaws, as amended from time to time, and (iv) satisfy such additional terms, conditions and limitations as may be set forth in the Bylaws of the Corporation from time to time. Except as provided for in the preceding sentence of this Article FIFTH(D) or in the terms of any series of Preferred Stock, special meetings of the stockholders of the Corporation may not be called by any other person or persons. For purposes of this Article FIFTH(D) a person shall be deemed to “Own” only the outstanding shares of capital stock of the Corporation as to which a person possesses both (i) the full voting and investment rights pertaining to the shares and (ii) the full economic interest in (including the opportunity for profit and risk of loss on) such shares, which terms may be further defined in the Bylaws of the Corporation adopted from time to time. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting (or, in the case of nominations for directors to be elected at a special meeting, if such nominations are brought in accordance with the procedures set forth in the Bylaws from time to time).
SIXTH:    A. Subject to the rights of the holders of any series of Preferred Stock then outstanding, the number of directors shall be fixed from time to time exclusively by the Board of Directors. All directors shall be elected to hold office for a term expiring at the first annual meeting of stockholders held following their election and until their respective successors are duly elected and qualified or until their earlier death, resignation or removal.
B. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation or other cause (including removal from office by a vote of the stockholders) may be filled only by the affirmative vote of a majority of the directors then in office, though less than a quorum, or by the sole remaining director, and directors so chosen shall hold office for a term expiring at the first annual meeting of stockholders held following their election and until their respective successors are duly elected and qualified or until their earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
C. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any directors, or the entire Board of Directors, may be removed from office at any time, but only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class.
SEVENTH:    The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders shall require, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
EIGHTH:    A director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except to the extent such exemption from liability, or limitation thereof, is not permitted under the Delaware General Corporation Law.
    If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director or officer, as applicable, then the liability of a director or officer of the Corporation, as applicable, shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.
Any repeal or modification of the foregoing provisions of this Article EIGHTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.
NINTH:    The Corporation reserves the right to amend or repeal any provision contained in this Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation. In addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Restated Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal any provision of this Restated Certificate of Incorporation.

The Board of Directors of the Corporation took action on March 21, 2024 in accordance with the applicable provisions of Section 245 of the Delaware General Corporation Law in order to approve the foregoing restatement.
[Signature page follows]

    IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be signed by its duly authorized officer this 28th day of June 2024.

SALESFORCE, INC.

By:     /s/ SABASTIAN NILES
Name:    Sabastian Niles
Title:    President and Chief Legal Officer